Exhibit 10.1
Veramark Technologies, Inc.
2008 Incentive Plan for Management and Key Employees
Overview
The Veramark 2008 Incentive Plan for Management and Key Employees (the “Plan”) is a cash bonus that will be paid to eligible employees. A cash bonus pool will be established, the amount of which will be based upon meeting stated operating income objectives. The total of all bonuses distributed shall not exceed the amounts as established by the Plan.
Authorization and Administration
The Plan is approved and administered by the Compensation Committee of the Board of Directors.
The Compensation Committee will approve the structure of the Plan and will approve the final determination of the total bonus pool based on the operating income reported in the audited financial statements contained in the Company’s 10-K report to the Securities and Exchange Commission for the year ending December 31, 2008.
The President and CEO will determine the allocation to employees of bonus pool funds.
Bonus pool funds will be distributed within 90 days of the approval and filing of the Company’s annual report on Form 10-K to the Securities Exchange Commission.
Eligibility
Eligible employees will be identified by the President and CEO.
An individual must be a full-time employee of the Company in good standing at the time that the bonus funds are distributed. There is no accrual provision and all consideration for bonus payments are forfeited upon termination regardless of reason for such termination, even if the bonus amount was reported to the employee prior to the last day of employment.
There are expected to be 15 to 20 eligible participants.
Definitions
“Operating Income” means the final, audited amount of income before extraordinary items, interest and taxes.
Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800
Westlake Office: 200 N. Westlake Blvd. • Suite 200 • Thousand Oaks, CA 91362 • Tel: 805.497.2226 • Fax: 805.497.4157

Cash Bonus Pool
The Cash Bonus Pool will be determined based on the table below.

		% OF
OPERATING	POOL	OPERATING
INCOME	AMOUNT	INCOME

$250,000	$30,000	12.0%
$500,000	$60,000	12.0%
$750,000	$100,000	13.3%
$1,000,000	$140,000	14.0%
$1,250,000	$180,000	14.4%
$1,500,000	$230,000	15.3%
$1,750,000	$280,000	16.0%
Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800
Westlake Office: 200 N. Westlake Blvd. • Suite 200 • Thousand Oaks, CA 91362 • Tel: 805.497.2226 • Fax: 805.497.4157